Exhibit 10.1

Execution Version

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of October 24, 2019 (this “Agreement”), is by and among Navajo Transitional Energy Company, LLC, a Navajo Nation limited liability company (“Purchaser”), Cloud Peak Energy Inc., a Delaware corporation (the “Company” or the “Seller”, and collectively with each Additional Seller, the “Sellers”). The Service Recipient (as defined below) and the Service Provider (as defined below) are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties.” Capitalized but undefined terms used herein shall have the meaning ascribed to them in the Asset Purchase Agreement, dated as of August 19, 2019, between the Purchaser and the Sellers (as such agreement may be amended from time to time, the “Purchase Agreement”).

WITNESSETH:

WHEREAS, the Purchaser and the Sellers have entered into the Purchase Agreement pursuant to which, among other things, the Sellers have agreed to sell to Purchaser all of the Purchased Assets and to assign to Purchaser the Assumed Liabilities, and Purchaser has agreed to purchase from the Sellers all of the Purchased Assets and to assume from the Sellers the Assumed Liabilities, as more fully described in the Purchase Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Parties will enter into this Agreement pursuant to which Purchaser (the “Service Provider”) will provide certain transition services to the Company (the “Service Recipient”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Sellers and the Purchaser agree as follows:

ARTICLE I
AGREEMENT TO PROVIDE SERVICES

1.1.                            Provision of Services.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, from the date of this Agreement until the expiration of the applicable Term (as defined below) or as otherwise agreed to by the Parties, the Service Provider shall provide, or cause to be provided pursuant to Section 1.2, to the Service Recipient the services set forth in Schedule A hereto (each, a “Service”) in accordance with Section 2.1. A description of each Service and the Term of such Service is set forth in Schedule A. The Service Provider agrees to adhere to any conditions or policies applicable to its delivery of the Services as set forth in this Agreement or in Schedule A hereto, or as mutually agreed to by the Parties in writing.

(b)                                 During the Term (as defined below), the Service Provider shall consider any reasonable requests of the Service Recipient for the provision of additional transition services, including the expansion of the scope of any existing Services, that are reasonably necessary for the operation of the Company to provide the continued administration of the Sellers’ bankruptcy estates and the Company’s remaining assets (the “Additional Services”). If the Parties, acting reasonably and in good faith, mutually agree that such Additional Services shall be provided, the

Parties hereto shall mutually agree, acting reasonably and in good faith, on the terms upon which the Service Provider would provide such Additional Services; provided that, the Service Charge (as defined below) of such Additional Services shall be based on Costs incurred by the applicable Seller with respect to such Additional Services prior to the Closing Date or as may be mutually agreed by both parties. In the event that any such Additional Services are mutually agreed among the Parties, the Parties will enter into an amendment to this Agreement amending Schedule A to reflect such Additional Services.

(c)                                  The Service Provider shall provide, and the Service Recipient shall receive, each Service to be provided by the Service Provider for such period as is specified for such Service in Schedule A (each such period, a “Term”). The Term for each Service may be extended or shortened by written mutual agreement of the Parties; provided that the Service Recipient for each Service may, in its sole discretion, terminate such Service at any time prior to the expiration of the applicable Term by providing thirty (30) days’ written notice to the Service Provider with respect to such Service.

1.2.                            Personnel and Resources. In providing, or otherwise making available, a Service to the Service Recipient, the Service Provider may (a) provide such Service directly or through one or more of its Affiliates and/or (b) employ the services of contractors, subcontractors, vendors or other third-party providers; provided that the Service Provider shall remain responsible for the performance of all of its obligations hereunder. The Service Provider will have the right, in its reasonable discretion, to designate which personnel will be assigned to perform the Services, including the right to remove and replace any such personnel at any time; provided, however, that the personnel performing the Services shall have substantially the same expertise as the personnel performing such Services (or similar Services) for the Service Provider’s own businesses at such time.

1.3.                            Cooperation; Relationship Management; Dispute Resolution. The Parties shall cooperate with each other in good faith in all matters relating to the provision of Services, and take or cause to be taken all appropriate actions reasonably necessary, proper or advisable under applicable law, and execute and deliver such documents as may be required or appropriate to carry out the provisions of this Agreement. Without limiting the generality of the foregoing, (i) the Service Provider shall (x) use commercially reasonable efforts, at Service Provider’s sole expense, to negotiate and obtain any and all waivers, permits, approvals, consents, licenses and sublicenses that may be required (including under the terms of any agreements with third parties) for the Service Provider and any and all service providers to provide the Services, and for the Service Recipient to receive and enjoy the full benefit of the Services and to use any deliverables in connection therewith (“Third Party Consents”), and (y) provide the Service Recipient with equivalent substitute services or deliverables in the event any Third Party Consents are not obtained (for which the Service Provider shall provide prompt notice to the Service Recipient) (“Alternative Arrangements”), and (ii) the Service Recipient shall reasonably assist the Service Provider, at the Service Provider’s reasonable request and sole expense, in the Service Provider’s efforts to obtain any Third Party Consents. Upon the Service Recipient’s request, the Service Provider shall provide the Service Recipient with copies of any purchase orders, proofs of payment and vendor invoices concerning such Third Party Consents in reasonably sufficient detail to verify the terms of such Third Party Consents. All fees and costs associated with implementing such Alternative Arrangements (“Alternative Arrangement Costs”) shall be borne solely by the

Service Provider. For the avoidance of doubt, with respect to any Services which are subject to any Alternative Arrangement and for which Service Charge is based on Cost, such Service Charge shall not include Alternative Arrangement Costs. Nothing contained herein shall require the Service Provider to provide a Service for which a Third Party Consent is required but has not been obtained.

1.4.                            Books and Records. Service Provider shall keep books and records of the Services provided and reasonable supporting documentation of all charges and expenses incurred in providing such Services and shall produce written records that verify the dates and times during which the Services were performed. Service Provider shall make such books and records available to the other Party, upon reasonable notice.

ARTICLE II
SERVICES; PAYMENT

2.1.                            Performance Standard.

(a)                                 Unless otherwise agreed in writing by the Parties, the Services shall be performed by the Service Provider (or such other provider pursuant to Section 1.2) for the Service Recipient (or in the case of Services not provided in that period, with a commercially reasonable standard of care).  Service Provider shall comply with applicable laws in connection with the provision of the Services.

(b)                                 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE PURCHASE AGREEMENT, THE SERVICE PROVIDER AND THE SERVICE RECIPIENT HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES.

(c)                                  In the event of any breach of this Agreement by the Service Provider with respect to any error in the provision of any Service, the Service Provider shall promptly notify the Service Recipient and, at the Service Recipient’s request, promptly correct such error or re-perform or re-deliver the work capable of being re-performed or re-delivered in accordance with the requirements of Schedule A at no charge.

(d)                                 The Service Provider shall have the right to shut down temporarily for routine maintenance or similar purposes the operation of the facilities, networks and/or systems providing any Service whenever in its judgment, reasonably exercised, such action is necessary. In the event such shutdown is nonscheduled, the Service Provider shall notify the Service Recipient as much in advance as reasonably practicable that such shutdown is required. Unless not feasible under the circumstances, this notice shall be given in writing. Where written notice is not feasible, the Service Provider shall give prompt oral notice, which notice shall be promptly confirmed in writing by the Service Provider. The Service Provider shall be relieved of its obligations to provide the Services affected by such maintenance only for the period of time that its facilities, networks and/or systems are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to inconvenience or disrupt the conduct of business by the Service Recipient. The Service Provider shall consult with the Service Recipient prior to temporary shutdowns to the extent reasonably practicable or, if not reasonably practicable, immediately thereafter in order to establish alternative sources for such Services. The Service Provider shall use commercially reasonable efforts to perform Services related to network or computer related migration to avoid any network downtime.

2.2.                            Costs.

(a)                                 As consideration for providing the Services, the Service Recipient shall pay to the Service Provider the amount specified next to each Service set forth in Schedule A or, if no amount is provided in Schedule A, an amount equal to the reasonably documented, actual direct out-of-pocket cost (“Cost”) of providing such Services (with respect to a Service, the “Service Charge” for such Service). Each month’s Service Charges (pro-rated if applicable to less than a full calendar month) shall be payable in arrears, unless otherwise specified for each Service in Schedule A, to the Service Provider within thirty (30) days following receipt of an invoice from the Service Provider.

(b)                                 The Service Provider shall be entitled to charge and collect from the Service Recipient an additional amount equal to all applicable state, local and/or foreign sales tax, or any other similar tax, with respect to the provision of any Services provided hereunder and shall timely remit such taxes to the appropriate tax authorities. For the avoidance of doubt, this Section 2.2(b) does not pertain to taxes in the nature of items identified in Schedule 1.1(f) of the Purchase Agreement and shall not limit the Service Provider’s obligations under the Purchase Agreement in respect of such items.

(c)                                  The Service Recipient shall pay to the Service Provider the full amount of Service Charges and other amounts required to be paid by the Service Recipient under this Agreement (except for such periods during which the Services are suspended as described in Section 2.1(d) or Section 5.9).  In the event the Service Recipient does not timely pay any amounts owed under this Agreement, Service Provider may set-off, counterclaim or otherwise withhold a corresponding amount from any amounts owed to Service Recipient pursuant to the Purchase Agreement.

(d)                                 The Service Recipient shall compensate the Service Provider only for Services actually received. The Service Recipient shall not make, or shall receive an appropriate credit with respect to, payment for Services that are not provided to the Service Recipient for any reason.

(e)                                  During the Term, and for a period of six (6) months thereafter, the Service Recipient shall have the right, at its own cost and expense, to conduct or cause to be conducted, a reasonable audit of the data, books and records and other pertinent information of the Service Provider concerning the provision of Services hereunder, including without limitation, for purposes of disputing the calculation of any fees charged under this Agreement or for preparing financial statements.  All books and records created by Service Provider in connection with the provision of the Services that would be necessary for, or useful to, Service Recipient after the Term will be delivered to Service Recipient promptly after the end of the Term.

2.3.                            Use of Services. The Service Provider shall be required to provide Services only to the Service Recipient and its subsidiaries. Except to/for any subsidiary of Service Recipient, the

Service Recipient shall not, and shall not permit its employees, agents or Affiliates to, assign, resell or otherwise transfer any Services to any person whatsoever or permit the use of the Services by any person.

ARTICLE III
TERM OF SERVICES

3.1.                            Effective Date and Final Term. This Agreement shall become effective and the provision of Services shall commence as of the date hereof and, unless terminated earlier pursuant to Section 3.2 below, shall remain in full force and effect with respect to each Service until the end of the Term for such Service.

3.2.                            Termination. This Agreement (and all Services required to be provided hereunder) shall terminate on the earliest to occur of (i) the latest date on which any Service is to be provided as indicated on Schedule A (the “Expiration Date”), (ii) the date on which this Agreement is terminated pursuant to Section 3.3, and (iii) the mutual written agreement of the Parties.

3.3.                            Breach of Agreement. If any Party shall cause or suffer to exist any material breach of any of its obligations under this Agreement, including any failure to perform any Services or to make payments when due, and such Party does not cure such breach within twenty (20) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may (i) immediately terminate this Agreement by providing written notice of termination or (ii) in the event of a breach by the Service Provider, leverage existing, or procure or retain, services that are, in Service Recipient’s reasonable discretion, required to achieve the applicable level of service for each of the Services for which there is or has been a breach (such right, the “Self-Help Right”). The Service Recipient shall have the right to set-off its reasonable and documented out-of-pocket costs and expenses incurred to remedy in the exercise of the Self-Help Right against Service Charges owed to the Service Provider. The failure of a Party to exercise its rights hereunder with respect to a breach by the other Party shall not be construed as a waiver of such rights nor prevent such Party from subsequently asserting such rights with regard to the same or similar defaults.

3.4.                            Sums Due. In the event of a termination of this Agreement for reasons other than a breach by the Service Provider including any non-conformance to the standards of performance in Section 2.1(a), the Service Provider shall be entitled to all outstanding amounts due from the Service Recipient for the provision of Services actually rendered prior to the date of termination.

3.5.                            Effect of Termination. If a notice of termination is delivered by any Party pursuant to this ARTICLE III, this Agreement shall forthwith become wholly void and be of no further force and effect and all further obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party to the other Party under this Agreement, (i) except for charges accrued but unpaid as of the date of such termination in accordance with Section 3.4, (ii) except that the provisions of this Section 3.5 and ARTICLE V shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof and (iii) no termination will release any Party for any liability arising from any breach of this Agreement by such Party prior to the date of termination.  The Service Recipient and/or the Service Provider shall promptly, upon the written request of the other Party, return or destroy all “Confidential

Information” (as defined in the Confidentiality Agreement) exchanged in connection with the Services or certify the destruction of the same.

ARTICLE IV
LIMITATION OF LIABILITY

4.1.                            Maximum Liability.

(a)                                 In no event shall the Service Provider’s or its respective representatives’ and Affiliates’ total liability to the Service Recipient or any other person hereunder for any action, regardless of the form of action, whether in tort, contract, breach of warranty, strict liability, indemnification or otherwise, arising under this Agreement exceed an amount equal to the total amount payable by the Service Recipient for the applicable Service; provided that the foregoing shall not (a) impair the ability of the Service Recipient to seek any remedy of injunctive relief or specific performance against the Service Provider or (b) limit any claims for fraud, gross negligence or willful breach or misconduct by the Service Provider.

(b)                                 NO PARTY NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS, DIMINUTION IN VALUE, LOSSES CALCULATED BY REFERENCE TO ANY MULTIPLE OF EARNINGS (OR ANY OTHER VALUATION METHODOLOGY), DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

(c)                                  IN NO EVENT SHALL THE SERVICE PROVIDER BE LIABLE TO MORE THAN ONE SERVICE RECIPIENT FOR THE SAME BREACH UNDER THIS AGREEMENT.

4.2.                            Indemnity. Subject to Section 4.1, each Party hereby indemnifies the other Party, its Affiliates and its representatives (together with their respective successors and permitted assigns) (collectively, the “Indemnified Parties”) against, and agrees to defend and hold them harmless from, any and all losses suffered by any of them arising out of, resulting from or related to the rendering of a Service or any failure to provide a Service in accordance with the terms and conditions set forth herein solely to the extent that such losses are caused by the willful misconduct or gross negligence of such Party, any of its Affiliates or any of its or their representatives. A Party’s right to indemnification under this Section 4.2 shall survive the end of the applicable Term with respect to the applicable Service. The Service Provider agrees to indemnify the Service Recipient, its Affiliates and its representatives from any and all losses resulting from any claim that the Services provided by the Service Provider infringe, misappropriate or otherwise violate the intellectual property of any third party.

ARTICLE V
MISCELLANEOUS

5.1.                            Independent Contractor Status. The Service Provider shall be deemed for all purposes to be an independent contractor of the applicable Service Recipient. Nothing in this Agreement shall establish an agency, partnership or joint venture relationship between the Service Provider and the Service Recipient, and the Service Provider shall not be authorized to bind the Service Recipient contractually or otherwise. Each Party acknowledges and agrees that it is acting solely in the capacity of an arm’s length contractual counterparty with respect to the Services and the transactions contemplated herein and not as a financial advisor, legal counsel or fiduciary to the other Party or any of its Affiliates or representatives. All employees and representatives providing the Services shall be under the direction, control and supervision of the Service Provider (and not of the Service Recipient), and the Service Provider shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of the Service Recipient.

5.2.                            Notices. Any notice, notification, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered by electronic mail, in person or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to the Sellers, to:

Cloud Peak Energy Inc.

385 Interlocken Crescent, Suite 400

Broomfield, Colorado 80021
Attention: Bryan J. Pechersky
Email: bryan.pechersky@cldpk.com

With a copy (which will not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attention: David S. Meyer, John A. Kupiec

Email: dmeyer@velaw.com, jkupiec@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention: Paul E. Heath

Email: pheath@velaw.com

If to Purchaser, to:

Navajo Transitional Energy Company, LLC
4801 N. Butler Ave., Bldg. 200
Farmington, New Mexico 87401
Attention: Clark Moseley, Chief Executive Officer
Email: clark.moseley@navajo-tec.com

With a copy (which will not constitute notice) to:

Navajo Transitional Energy Company, LLC
P.O. Box 11
Farmington, New Mexico 87499-11
Attention: Clark Moseley, Chief Executive Officer

and

Parsons Behle & Latimer
201 South Main Street, Suite 1800
Salt Lake City, Utah 84111
Attention: Nora Pincus
Email: npincus@parsonsbehle.com

5.3.                            Entire Agreement; Amendment. This Agreement (including Schedule A attached hereto) constitutes the entire agreement of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, undertakings and understandings, both written and oral among the Parties with respect to the subject matter contained herein. No provision of this Agreement may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the Parties.

5.4.                            Rights and Waivers. All rights and remedies of the Parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which any Party hereto may have. No Party shall be deemed to waive any rights or remedies under this Agreement unless such waiver is in writing and signed by such Party. No delay or omission on the part of any Party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies. A waiver on any one occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion.

5.5.                            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or provision is invalid, illegal or incapable of being enforced, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision so as to effect the original intent of the Parties as closely as possible in order that the transactions hereby be consummated as originally contemplated to the greatest extent possible.

5.6.                            Governing Law; Jurisdiction. The Parties acknowledge and agree that this Agreement is bound by the terms of governing law and jurisdiction pursuant to the Purchase Agreement. The terms of Sections 11.3, 11.4, 11.5, and 11.7 of the Purchase Agreement are hereby incorporated by reference, and the Parties acknowledge and agree that both the terms of this Agreement and any dispute that arises under this Agreement are subject to the terms of Sections 11.3, 11.4, 11.5, and 11.7 of the Purchase Agreement. In accordance therewith, the Parties agree to consent to submit to the executive personal jurisdiction of the United States District Court for the Southern District of New York and of any New York state court, in each case, sitting in New York, New York, and appellate courts therefrom, and that this Agreement shall in all respects be covered by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

5.7.                            Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned or transferred by operation of law or otherwise without the prior written consent of each of the Parties, except that the Purchaser may assign in whole or in part this Agreement and its rights and obligations hereunder to any of its Affiliates or subsidiaries or in connection with a merger or consolidation involving the Purchaser or in connection with a sale of stock (or other ownership interests) or assets of the Purchaser or other disposition of all or any portion of the Business; provided, however, that no such assignment shall relieve the Purchaser of its obligations hereunder.

5.8.                            No Third Party Beneficiaries. Except as provided in ARTICLE IV (which shall also be for the benefit of the Parties’ respective representatives and Affiliates), this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement expressed or implied is intended or shall be construed to confer upon or give to any person, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.9.                            Force Majeure. No Party shall be liable for any interruption, delay or failure to perform any obligation hereunder to the extent such interruption, delay or failure results from causes beyond its reasonable control, including any strikes, acts of any government, acts of terrorism, acts of public enemy, war, rebellion, sabotage, riot, insurrection or other hostilities, fire, storm, flood, earthquake, hurricane, explosion, accident, epidemic, quarantine restrictions, strikes, labor disputes, transportation embargoes or delays or other acts of God or natural disasters (a “Force Majeure Event”); provided that such Party shall have exercised commercially reasonable efforts to minimize the impact of such Force Majeure Event. In any such event, such Party’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Each Party will promptly notify the other upon learning of the occurrence of such Force Majeure Event. Upon the cessation of the Force Majeure Event, each Party will use commercially reasonable efforts to resume its performance with the least possible delay.

5.10.                     Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

5.11.                     Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

5.12.                     Schedules. Schedule A attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. In the event of any inconsistency between the terms of Schedule A and the terms set forth in the main body of this Agreement, the terms of this Agreement shall govern unless expressly stated otherwise in Schedule A.

5.13.                     Relationship to Other Agreements. For the avoidance of doubt, nothing herein shall limit any rights or obligations of any Party under the Purchase Agreement.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each party below has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

SERVICE PROVIDER:

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC

By:	/s/ Clark Moseley
Name:	Clark Moseley
Title:	Chief Executive Officer

[Signature Page to Transition Services Agreement]

SERVICE RECIPIENT:

CLOUD PEAK ENERGY INC.

By:	/s/ Heath A. Hill
	Name:	Heath A. Hill
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Transition Services Agreement]

TRANSITION SERVICES: SCHEDULE A

Transition Services

Category	Description	Fee	Term
Final Close Process	- Approximately two weeks to a month depending on position (12 finance professionals) - Complete final financial statements and closing/opening balance sheet	$75,000	Through Plan Effectiveness
Employee Wages	- Final payroll for CPE employees retained by NTEC - Accrued wages and benefits for those not retained by NTEC and off-cycle bonus payments - Bi-weekly payroll processing and payments for the retained executives/directors from closing date to the date of Plan effectiveness (for the avoidance of doubt, the liability for such salary and other payments shall remain with CPE)	$1,500	Through Plan Effectiveness
Customers	- Reconcile tonnage delivered at close date and generate final invoices to CPE customers - Generate account receivable at closing date for the estate	$1,000	3 months
Vendors	- Input all remaining vendor invoices to determine final account payable balance - Process and post payments for accurate post-petition liability	$3,000	3 months
Year-End Process	- Employee W2 processing - Contractors 1099 processing	$10,000	Through January 31, 2020
Securities Filings	- Preparation for financial review for 10-Q - Assistance from relevant former CPE employees as needed to prepare filings	$30,000	Through Plan Effectiveness
Office Space	- Provide continuing CPE employees and advisors with existing office space and computer/network systems and phone access until Plan effectiveness, subject to reasonable extension if needed	$—	Through Plan Effectiveness
Legal	- Eric Pearson to provide legal advice on CPE issues as reasonably necessary	$—	n/a

A-1